EXHIBIT 99.1

CDW Reports Record Third Quarter Net Sales

Reinforces Power of Business Model and Strategy

(Dollars in millions, except per-share amounts)	Three Months Ended September 30, 2019	Three Months Ended September 30, 2018	% Chg.	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018	% Chg.
Net Sales	$4,907.7	$4,373.2	12.2	$13,495.5	$12,165.7	10.9
Average Daily Sales[1]	76.7	69.4	10.5	70.7	63.7	10.9
Gross Profit	816.5	713.6	14.4	2,262.4	2,013.1	12.4
Operating Income	320.6	274.8	16.7	849.8	744.4	14.2
Net Income	201.7	183.7	9.8	551.2	483.7	14.0
Non-GAAP Operating Income[2]	380.4	333.9	13.9	1,026.1	917.1	11.9
Net Income per Diluted Share	$1.37	$1.20	14.6	$3.72	$3.14	18.5
Non-GAAP Net Income per Diluted Share[2]	$1.70	$1.42	19.8	$4.54	$3.85	17.9
[1] There were 64 and 63 selling days for the three months ended September 30, 2019 and 2018, respectively. There were 191 selling days for both the nine months ended September 30, 2019 and 2018.
[2] Non-GAAP measures used in this release that are not based on accounting principles generally accepted in the United States of America are each defined and reconciled to the most directly comparable GAAP measure in the attached schedules.

LINCOLNSHIRE, Ill., Oct. 31, 2019 (GLOBE NEWSWIRE) -- CDW Corporation (Nasdaq:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced third quarter results. CDW also announced the approval by its Board of Directors of a 28.8 percent increase to its quarterly cash dividend. The cash dividend of $0.38 per share will be paid on December 10, 2019 to all stockholders of record as of the close of business on November 25, 2019.

"We delivered excellent topline growth and profitability in the quarter while continuing to invest in the future and deliver shareholder value," said Christine Leahy, chief executive officer, CDW. "These results reinforce the strength of our strategy and power of our business model - underpinned by balanced performance across our customer end markets, the breadth of our product and solutions portfolio and the ongoing execution of our strategy for growth."

"Excellent operating results were amplified by share repurchases, delivering a 20 percent increase in Non-GAAP net income per diluted share," said Collin Kebo, chief financial officer, CDW. "Given this quarter's results and our expectations for the balance of the year, we are now targeting 2019 constant currency Non-GAAP net income per diluted share growth in the mid-teens."

"We expect to exceed our 2019 target to outpace US IT market growth by 200 to 300 basis points on a constant currency organic basis. To accomplish this, we will continue our laser focus on meeting the needs of our more than 250,000 customers in the United States, the United Kingdom and Canada and remaining the partner of choice for more than 1,000 leading and emerging technology brands as the technology market continues to evolve," concluded Leahy.

Third Quarter of 2019 Highlights:

Total Net sales in the third quarter of 2019 were $4,908 million, compared to $4,373 million in the third quarter of 2018, an increase of 12.2 percent. There were 64 and 63 selling days for the three months ended September 30, 2019 and 2018, respectively. Net sales growth on an average daily sales basis was 10.5 percent and Net sales growth on a constant currency average daily sales basis was 10.9 percent. Currency impact to Net sales growth was driven by unfavorable translation of the British pound and Canadian dollar to US dollar. Third quarter Net sales performance, on an average daily sales basis, included:

  Total Corporate segment Net sales of $1,914 million, 10.4 percent higher than the third quarter of 2018.

  Total Small Business segment Net sales of $386 million, 11.8 percent higher than the third quarter of 2018.

  Total Public segment Net sales of $2,101 million, 10.3 percent higher than the third quarter of 2018. Public results were driven by sales to Government and Healthcare customers which increased 22.2 percent and 11.3 percent, respectively.  Sales to Education customers were flat.

  Net sales for CDW's UK and Canadian operations, combined as “Other” for financial reporting purposes, of $507 million, 10.6 percent higher than the third quarter of 2018. Results for 2019 include the Net sales of Scalar Decisions Inc. ("Scalar"), which was acquired on February 1, 2019.

Gross profit for the third quarter of 2019 was $816 million, compared to $714 million for the same period in 2018, representing an increase of 14.4 percent. Gross profit margin was 16.6 percent for the third quarter of 2019 versus 16.3 percent in the third quarter of 2018. Gross profit margin was positively impacted by an increase in the mix of netted down revenues, such as Software as a Service and warranties.

Total selling and administrative expenses, including advertising expense, were $496 million in the third quarter of 2019, compared to $439 million in the third quarter of 2018, representing an increase of 13.0 percent. This was primarily driven by increased sales payroll expenses, the inclusion of Scalar expenses, and performance-based compensation consistent with higher attainment against goals.

Operating income was $321 million in the third quarter of 2019, compared to $275 million in the third quarter of 2018, an increase of 16.7 percent. Non-GAAP operating income was $380 million in the third quarter of 2019, compared to $334 million in the third quarter of 2018, representing an increase of 13.9 percent. The Non-GAAP operating income margin was 7.8 percent for the third quarter of 2019 versus 7.6 percent in the third quarter of 2018.

Net interest expense was $42 million in the third quarter of 2019 compared to $37 million in the third quarter of 2018, representing an increase of 15.6 percent. This increase was primarily due to paying an effective interest rate on the term loan in 2019 that exceeded the capped rate in 2018.

The effective tax rate for the third quarter of 2019 was 22.7 percent, compared to 22.9 percent for the third quarter of 2018, which resulted in tax expense of $59 million and $55 million, respectively.

Net income was $202 million in the third quarter of 2019, compared to $184 million in the third quarter of 2018, representing an increase of 9.8 percent. Non-GAAP net income was $250 million in the third quarter of 2019, compared to $218 million in the third quarter of 2018, representing an increase of 14.8 percent.

Weighted average diluted shares outstanding were 147 million for the third quarter of 2019, compared to 154 million for the third quarter of 2018. Net income per diluted share for the third quarter of 2019 was $1.37, compared to $1.20 for the third quarter of 2018, representing an increase of 14.6 percent. Non-GAAP net income per diluted share for the third quarter of 2019 was $1.70, compared to $1.42 for the third quarter of 2018, representing an increase of 19.8 percent.

Year to Date 2019 Highlights:

Total Net sales in the first nine months ("year to date") of 2019 were $13,495 million, compared to $12,166 million for year to date 2018, an increase of 10.9 percent. There were 191 selling days for both 2019 and 2018 periods. Net sales growth on a constant currency basis was 11.6 percent. Currency impact to Net sales growth was driven by unfavorable translation of the British pound and Canadian dollar to US dollar. The year to date Net sales performance included:

  Total Corporate segment Net sales of $5,534 million, 10.5 percent higher than 2018.

  Total Small Business segment Net sales of $1,119 million, 12.2 percent higher than 2018.

  Total Public segment Net sales of $5,272 million, 11.2 percent higher than 2018. Public results were led by sales to Government, Healthcare and Education customers, which increased 19.9 percent, 11.2 percent and 4.1 percent, respectively.

  Net sales for CDW's UK and Canadian operations, combined as “Other” for financial reporting purposes, were $1,571 million, 10.5 percent higher than 2018. Results for 2019 include eight months of the Net sales of Scalar, which was acquired on February 1, 2019.

Gross profit for year to date 2019 was $2,262 million, compared to $2,013 million for 2018, representing an increase of 12.4 percent. Gross profit margin was 16.8 percent for year to date 2019 versus 16.5 percent for 2018.  Gross profit margin was positively impacted by an increase in the mix of netted down revenues, such as Software as a Service and warranties.

Total selling and administrative expenses, including advertising expense, were $1,413 million for year to date 2019, compared to $1,269 million for 2018, representing an increase of 11.3 percent. This increase was primarily driven by increased sales payroll expenses, the inclusion of Scalar expenses, and performance-based compensation consistent with higher attainment against goals.

Operating income was $850 million for year to date 2019, compared to $744 million in 2018, an increase of 14.2 percent. Non-GAAP operating income was $1,026 million for year to date 2019, compared to $917 million for 2018, representing an increase of 11.9 percent. The Non-GAAP operating income margin was 7.6 percent for 2019 versus 7.5 percent for 2018.

Net interest expense was $121 million for year to date 2019 compared to $112 million for 2018, representing an increase of 8.6 percent. This increase was primarily due to paying an effective interest rate on the term loan in 2019 that exceeded the capped rate in 2018.

The effective tax rate for year to date 2019 was 22.8 percent, which resulted in tax expense of $162 million, compared to a 23.7 percent effective tax rate and tax expense of $150 million for 2018. The decrease in the effective tax rate primarily reflects higher excess tax benefits on equity-based compensation and a discrete tax benefit related to CDW Canada's acquisition of Scalar.

Net income was $551 million for year to date 2019, compared to $484 million for 2018, representing an increase of 14.0 percent. Non-GAAP net income was $673 million for year to date 2019, compared to $594 million for 2018, representing an increase of 13.4 percent.

Weighted average diluted shares outstanding were 148 million for year to date 2019, compared to 154 million for 2018. Net income per diluted share for year to date 2019 was $3.72 compared to $3.14 for 2018, representing an increase of 18.5 percent. Non-GAAP net income per diluted share for year to date 2019 was $4.54, compared to $3.85 for 2018, representing an increase of 17.9 percent.

Forward-Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, global and regional economic and political conditions; decreases in spending on technology products and services; CDW's relationships with vendor partners and availability of their products; continued innovations in hardware, software and services offerings by CDW's vendor partners; substantial competition that could reduce CDW's market share; CDW's substantial indebtedness and ability to generate sufficient cash to service such indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security and failure to protect our information technology systems from cybersecurity threats; potential failures to comply with Public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential interruptions of the flow of products from suppliers; potential adverse occurrences at one of CDW's primary facilities or customer data centers; increases in the cost of commercial delivery services or disruptions of those services; CDW's exposure to accounts receivable and inventory risks; fluctuations in foreign currency; future acquisitions or alliances; fluctuations in CDW's operating results; current and future legal proceedings and audits; changes in laws, including regulations or interpretations thereof; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

Non-GAAP Financial Information

Non-GAAP operating income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and related payroll taxes, and acquisition and integration expenses. Non-GAAP operating income margin is defined as Non-GAAP operating income as a percentage of Net sales. Non-GAAP income before income taxes and Non-GAAP net income exclude, among other things, charges related to acquisition-related intangible asset amortization, equity-based compensation, net loss on extinguishment of long-term debt, acquisition and integration expenses, and the associated tax effects of each. Net sales growth on a constant currency basis is defined as Net sales growth excluding the impact of foreign currency translation on Net sales compared to the prior period.

Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales growth on a constant currency basis are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP.

CDW believes these measures provide analysts, investors and management with helpful information regarding the underlying operating performance of CDW's business, as they remove the impact of items that management believes are not reflective of underlying operating performance. CDW uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business.

Our annual targets are provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as currency impacts or interest rates, or reliably predicted because they are not part of CDW's routine activities, such as refinancing activities or acquisition and integration expenses.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures. Non-GAAP measures used by CDW may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About CDW

CDW (Nasdaq:CDW) is a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW was founded in 1984 and employs more than 9,800 coworkers. For the trailing twelve months ended September 30, 2019, CDW generated Net sales over $17 billion. For more information about CDW, please visit www.CDW.com.

Webcast

CDW will hold a conference call today, October 31, 2019 at 7:30 a.m. CT/8:30 a.m. ET to discuss its third quarter financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries
Brittany A. Smith
Vice President, Investor Relations and
Financial Planning and Analysis
(847) 968-0238

Media Inquiries
Sara Granack
Vice President, Corporate Communications
(847) 419-7411

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change(i)	2019	2018	% Change(i)

Net sales	$4,907.7	$4,373.2	12.2%	$13,495.5	$12,165.7	10.9%
Cost of sales	4,091.2	3,659.6	11.8	11,233.1	10,152.6	10.6

Gross profit	816.5	713.6	14.4	2,262.4	2,013.1	12.4

Selling and administrative expenses	444.9	390.7	13.9	1,269.3	1,134.8	11.9
Advertising expense	51.0	48.1	6.0	143.3	133.9	7.0
Operating income	320.6	274.8	16.7	849.8	744.4	14.2

Interest expense, net	(42.3)	(36.6)	15.6	(121.1)	(111.5)	8.6
Other (expense) income, net	(17.4)	0.2	nm*	(15.0)	1.0	nm*

Income before income taxes	260.9	238.4	9.5	713.7	633.9	12.6

Income tax expense	(59.2)	(54.7)	8.2	(162.5)	(150.2)	8.2

Net income	$201.7	$183.7	9.8%	$551.2	$483.7	14.0%

Net income per common share:
Basic	$1.39	$1.22	14.6%	$3.78	$3.19	18.5%
Diluted	$1.37	$1.20	14.6%	$3.72	$3.14	18.5%

Weighted-average common shares outstanding:
Basic	144.5	150.9		145.7	151.6
Diluted	147.2	153.7		148.2	154.1

*Not meaningful

(i) There were 64 and 63 selling days for the three months ended September 30, 2019 and 2018, respectively. There were 191 selling days for both the nine months ended September 30, 2019 and 2018.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

CDW has included reconciliations of Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales growth on a constant currency basis for the three and nine months ended September 30, 2019 and 2018 below.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP OPERATING INCOME AND NON-GAAP OPERATING INCOME MARGIN
(dollars in millions)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	% of Net sales	2018	% of Net sales	2019	% of Net sales	2018	% of Net sales

Operating income	$320.6	6.5%	$274.8	6.3%	$849.8	6.3%	$744.4	6.1%
Amortization of intangibles(i)	44.6		45.3		133.7		138.6
Equity-based compensation	12.8		10.8		37.7		29.9
Scalar acquisition and integration expenses	0.9		—		2.0		—
Other adjustments(ii)	1.5		3.0		2.9		4.2
Non-GAAP operating income	$380.4	7.8%	$333.9	7.6%	$1,026.1	7.6%	$917.1	7.5%

(i) Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(ii) Includes other expenses such as payroll taxes on equity-based compensation.

NON-GAAP INCOME BEFORE INCOME TAXES, NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended September 30,
	2019				2018
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

GAAP, as reported	$260.9	$(59.2)	$201.7	22.7%	$238.4	$(54.7)	$183.7	22.9%	9.8%
Amortization of intangibles(ii)	44.6	(11.3)	33.3		45.3	(12.0)	33.3
Equity-based compensation	12.8	(11.8)	1.0		10.8	(10.5)	0.3
Net loss on extinguishment of long-term debt	16.1	(4.0)	12.1		—	—	—
Scalar acquisition and integration expenses	0.9	(0.2)	0.7		—	—	—
Other adjustments(iii)	1.5	(0.4)	1.1		3.0	(2.7)	0.3
Non-GAAP	$336.8	$(86.9)	$249.9	25.8%	$297.5	$(79.9)	$217.6	26.9%	14.8%

GAAP net income per diluted share			$1.37				$1.20
Non-GAAP net income per diluted share			$1.70				$1.42
Shares used in computing GAAP and Non-GAAP net income per diluted share			147.2				153.7

(i) Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation and the impact of global intangible low tax income (“GILTI”) due to equity-based compensation and amortization of intangibles.

(ii) Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(iii) Includes other expenses such as payroll taxes on equity-based compensation.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP INCOME BEFORE INCOME TAXES, NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Nine Months Ended September 30,
	2019				2018
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

GAAP, as reported	$713.7	$(162.5)	$551.2	22.8%	$633.9	$(150.2)	$483.7	23.7%	14.0%
Amortization of intangibles(ii)	133.7	(33.8)	99.9		138.6	(36.0)	102.6
Equity-based compensation	37.7	(28.7)	9.0		29.9	(23.8)	6.1
Net loss on extinguishment of long-term debt	16.1	(4.0)	12.1		—	—	—
Scalar acquisition and integration expenses(iii)	2.0	(3.4)	(1.4)		—	—	—
Other adjustments(iv)	2.9	(0.7)	2.2		4.2	(3.0)	1.2
Non-GAAP	$906.1	$(233.1)	$673.0	25.7%	$806.6	$(213.0)	$593.6	26.4%	13.4%

GAAP net income per diluted share			$3.72				$3.14
Non-GAAP net income per diluted share			$4.54				$3.85
Shares used in computing GAAP and Non-GAAP net income per diluted share			148.2				154.1

(i) Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation and the impact of GILTI due to equity-based compensation and amortization of intangibles.

(ii) Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(iii) Includes a $3 million discrete tax benefit related to CDW Canada's acquisition of Scalar.

(iv) Includes other expenses such as payroll taxes on equity-based compensation.

CDW CORPORATION AND SUBSIDIARIES
NET SALES GROWTH ON A CONSTANT CURRENCY BASIS
(dollars in millions)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	2018	% Change	Average Daily % Change(i)	2019	2018	% Change(ii)
Net sales, as reported	$4,907.7	$4,373.2	12.2%	10.5%	$13,495.5	$12,165.7	10.9%
Foreign currency translation(iii)	—	(18.1)			—	(68.9)
Net sales, on a constant currency basis	$4,907.7	$4,355.1	12.7%	10.9%	$13,495.5	$12,096.8	11.6%

(i) There were 64 and 63 selling days for the three months ended September 30, 2019 and 2018, respectively.

(ii) There were 191 selling days for both the nine months ended September 30, 2019 and 2018.

(iii) Represents the effect of translating the prior year results of CDW UK and CDW Canada at the average exchange rates applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	September 30, 2019	December 31, 2018	September 30, 2018
Assets	(unaudited)		(unaudited)

Current assets:
Cash and cash equivalents	$166.9	$205.8	$255.1
Accounts receivable, net of allowance for doubtful accounts of $9.1, $7.0, and $8.0, respectively	2,899.5	2,671.2	2,650.5
Merchandise inventory	603.6	454.3	481.1
Miscellaneous receivables	432.2	316.4	370.4
Prepaid expenses and other	193.1	149.1	192.4
Total current assets	4,295.3	3,796.8	3,949.5

Operating lease right-of-use assets	84.2	—	—
Property and equipment, net	171.1	156.1	147.8
Goodwill	2,515.9	2,462.8	2,469.5
Other intangible assets, net	616.1	712.2	758.2
Other assets	20.5	39.8	50.4
Total Assets	$7,703.1	$7,167.7	$7,375.4

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$1,900.0	$1,577.1	$1,609.9
Accounts payable - inventory financing	411.7	429.3	407.6
Current maturities of long-term debt	25.4	25.3	32.0
Contract liabilities	212.1	178.3	188.5
Accrued expenses and other current liabilities	691.8	593.1	565.9
Total current liabilities	3,241.0	2,803.1	2,803.9

Long-term liabilities:
Debt	3,259.0	3,183.3	3,187.4
Deferred income taxes	111.3	141.9	158.4
Operating lease liabilities	81.7	—	—
Other liabilities	75.0	64.2	65.0
Total long-term liabilities	3,527.0	3,389.4	3,410.8

Total stockholders’ equity	935.1	975.2	1,160.7
Total Liabilities and Stockholders’ Equity	$7,703.1	$7,167.7	$7,375.4

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	2018	% Change	Average Daily % Change(i)	2019	2018	% Change(i)

Corporate	$1,913.5	$1,706.5	12.1%	10.4%	$5,533.6	$5,006.1	10.5%

Small Business	386.2	340.0	13.6	11.8	1,119.2	997.1	12.2

Public
Government	793.4	639.3	24.1	22.2	1,860.2	1,551.3	19.9
Education	807.0	793.1	1.8	0.2	1,981.0	1,902.4	4.1
Healthcare	500.5	442.7	13.1	11.3	1,430.5	1,286.8	11.2
Total Public	2,100.9	1,875.1	12.0	10.3	5,271.7	4,740.5	11.2

Other	507.1	451.6	12.3	10.6	1,571.0	1,422.0	10.5

Total Net sales	$4,907.7	$4,373.2	12.2%	10.5%	$13,495.5	$12,165.7	10.9%

(i) There were 64 and 63 selling days for the three months ended September 30, 2019 and 2018, respectively. There were 191 selling days for both the nine months ended September 30, 2019 and 2018.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)

	September 30, 2019	December 31, 2018	September 30, 2018
	(unaudited)		(unaudited)
Debt and Revolver Availability
Cash and cash equivalents	$166.9	$205.8	$255.1
Total debt	3,284.4	3,208.6	3,219.4
Revolver availability	1,129.5	1,120.1	1,129.7
Cash plus revolver availability	1,296.4	1,325.9	1,384.8

Working Capital(i)
Days of sales outstanding	56	56	55
Days of supply in inventory	13	13	12
Days of purchases outstanding	(52)	(50)	(49)
Cash conversion cycle	17	19	18

(i)   Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(dollars in millions)
(unaudited)

	Nine Months Ended September 30,
	2019	2018

Cash flows provided by operating activities	$682.3	$602.3

Capital expenditures	(75.0)	(53.4)
Acquisition of business, net of cash acquired	(75.0)	—
Cash flows used in investing activities	(150.0)	(53.4)

Net change in accounts payable - inventory financing	(17.4)	(90.1)
Other cash flows used in financing activities	(551.1)	(345.2)
Cash flows used in financing activities	(568.5)	(435.3)

Effect of exchange rate changes on cash and cash equivalents	(2.7)	(2.7)
Net (decrease) increase in cash and cash equivalents	(38.9)	110.9
Cash and cash equivalents - beginning of period	205.8	144.2
Cash and cash equivalents - end of period	$166.9	$255.1

Supplementary disclosure of cash flow information:
Interest paid	$(124.8)	$(117.4)
Taxes paid, net	$(203.0)	$(200.5)